UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 27, 2022

Gamida Cell Ltd.

(Exact name of registrant as specified in its Charter)

Israel	001-38716	Not Applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

116 Huntington Avenue Boston, MA	02116
(Address of principal executive offices)	(Zip Code)

(617) 892-9080

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Ordinary Shares, NIS 0.01 par value	GMDA	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On September 27, 2022, Gamida Cell, Ltd. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Piper Sandler & Co., as representative of the several underwriters named therein (the “Underwriters”), pursuant to which the Company issued and sold, in an underwritten public offering, an aggregate of 12,905,000 of its ordinary shares (the “Shares”) at a public offering price of $1.55 per share. In addition, pursuant to the Underwriting Agreement, the Company granted the Underwriters an option, exercisable for 30 days, to purchase up to an additional 1,935,750 of the Company’s ordinary shares. The net proceeds to the Company from the offering were approximately $18.1 million, after deducting underwriting discounts and commissions and other estimated offering expenses payable by the Company. The Company currently intends to use the net proceeds of the offering, together with its existing cash and cash equivalents and trading financial assets: to fund (i) commercial readiness activities to support potential launch of omidubicel, if approved; (ii) the continued clinical development of its NK product candidates, including GDA-201; and (iii) general corporate purposes, including general and administrative expenses and working capital.

Piper Sandler & Co. and JMP Securities LLC acted as joint book-running managers for the offering. In connection with the services of Piper Sandler & Co. and JMP Securities LLC, they received, in aggregate, an underwriting discount equal to 6% of the gross proceeds of the offering. The Company also agreed to pay: (i) Piper Sandler & Co. an expense allowance of up to $175,000 for fees and expenses of legal counsel and other expenses; and (ii) JMP Securities LLC a corporate finance advisory fee in the amount of 5% of the total underwriting discount and commissions received by the underwriters in this offering.

The Underwriting Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company and the Underwriters, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties and termination provisions. The representations, warranties, and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties.

Under the terms of the Underwriting Agreement, the Shares were offered pursuant to a registration statement on Form S-3 (File No. 333-259472), which was filed with the Securities and Exchange Commission on March 25, 2022 and was declared effective on April 1, 2022. A copy of the Underwriting Agreement is filed as Exhibit 1.1 to this current report on Form 8-K, and the foregoing description of the terms of the Underwriting Agreement does not purport to be complete and is qualified in its entirety by reference to such exhibit. A copy of the opinion of Meitar | Law Offices relating to the legality of the issuance and sale of the Shares in the offering is attached as Exhibit 5.1 to this current report on Form 8-K.

Item 8.01. Other Events.

On September 28, 2022, the Company issued a press release announcing the pricing of the public offering, a copy of which is furnished as Exhibit 99.1 to this current report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.

1.1	Underwriting Agreement, dated as of September 27, 2022, by and between Gamida Cell Ltd. and Piper Sandler & Co., as representative of the several underwriters named therein.
5.1	Opinion of Meitar | Law Offices
23.1	Consent of Meitar | Law Offices (included in Exhibit 5.1).
99.1	Press Release, dated September 28, 2022: Gamida Cell Announces Pricing of Approximately $20 Million Public Offering of Ordinary Shares.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GAMIDA CELL LTD.

September 30, 2022	By:	/s/ Shai Lankry
Shai Lankry
Chief Financial Officer

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